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                          [BRYAN CAVE LLP LETTERHEAD]







                               February 11, 1999


HealthStar Corp.
9495 East San Salvador Drive
Scottsdale, Arizona 85258


Dear Sirs:

     We are acting as counsel to HealthStar Corp., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 1,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable upon exercise of options granted or to be granted pursuant to the HealthStar Corp. 1998 Stock Option Plan (the "Stock Option Plan") or issuable pursuant to the HealthStar Corp. Employee Stock Purchase Plan (the "Stock Purchase Plan").

     We have reviewed copies of the Stock Option Plan and the Stock Purchase Plan (collectively, the "Plans"), and have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock reserved for issuance (i) upon exercise of option granted pursuant to the Stock Option Plan and (ii) pursuant to the Stock Option Plan, when so issued in accordance with the terms and provisions of the relevant Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,


                                        /s/ Bryan Cave LLP
                                        --------------------------------
                                        BRYAN CAVE LLP